EXHIBIT 10


                       Skofed Mortgage Funding Corporation
                         2320 Paseo Del Prado, Suite 101
                               Las Vegas, NV 89102
                                  702-362-2626



November 16, 2001


This letter shall serve as our consent for the Skofed and Commercial Evaluations Agreement to be used for filing purposes with the Securities and Exchange Commission.

Sincerely,

/s/
   ----------------------------------
President

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                       Skofed Mortgage Funding Corporation
                      Branch Manager Compensation Agreement



This Agreement is made between Robert A Barcelon, Branch Manager and will serve to confirm the terms of employment as a Branch of Skofed Mortgage Funding Corporation, A Nevada Corporation. This agreement will commence on April 11, 2001.

1.   BRANCH -- DUTIES AND RESPONSIBILITIES

     1a. To hire, train, motivate and manage Loan Agents for the purpose of originating and processing quality loans within the marketing area of the Branch office located at 2320 Paseo Del Prado, Las Vegas, Nevada.

     2b.  To control expenses of the Branch and to operate at a profit.

     3c. To operate the Branch in accordance with Skofed policies and procedures. To operate the Branch in accordance with all applicable federal and state laws and regulations, including without limitation, those of HUD and the regulations FHLMC, FNMA and any other investors. Branch Manager shall be responsible to ensure that all Loan Agents and other personnel within the Branch act in accordance with Skofed policies and procedures and in compliance with all federal laws and regulations of HUD, FHLMC, FNMA and other investors. Branch Manager shall obtain, review and become familiar with all applicable rules and Regulations in this regard. Branch Manager will review all policies with Loan Agents.

     4d. Branch Manager will provide the Corporate office of Skofed Mortgage Funding a copy of registration on all Loan Agents with the State of Nevada. A Loan Agent may not conduct or represent Skofed Mortgage Funding Corporation, until they show proof of such.

     5e. To understand and practice superior customer service for the external and internal customer of Skofed Mortgage Funding Corporation.

2.   COMPENSATION AGREEMENT

     1a. Branch's compensation is structured in order to provide incentives for increasing the income of the Branch and for controlling the expenses of the Branch.

     2b. Branch shall operate at a profit by being credited for all income and being responsible for all expenses.

     3c. The Branch will be paid one hundred percent (100%) of the published rates from various designated investors including origination fee discount fee, service release premium, earned on rates from that rate sheet for loans funded by Skofed Mortgage Funding Corporation through the branch. The Branch will be charged one half-percentage rate (.50%) plus $350.00 for each loan funded. See attached fee addendum.



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     4d.  For brokered loans from Branch, there will be an $650.00 total income on each loan. (this is total income and includes processing fee)

     5e. Skofed Mortgage Funding Corporation shall collect the fees and income due to Branch office and deduct from the Branch income the expenses to be paid Directly by Skofed Mortgage Funding Corporation on behalf of the Branch Manager as per paragraph 3a below. Any amounts remaining after the payment of these expenses shall be paid to the Branch.

3.   EXPENSES AND DEDUCTIONS

     1a. Rent, telephone service, commissions, salaries and any other expenses required by Skofed will be paid on the first of each month.

     2b. All costs incurred by Skofed in the connection with the repurchase of any loans originated within the Branch, including without limitation disputes or settlements involving demands to repurchase loans; loss or costs, including reasonable attorney's fees arising out of suits, actions, audits, foreclosures, or legal proceedings of any nature, arising out of the activities or operations of the branch because of fraud or other misrepresentations caused by Branch Office personnel shall be paid by the Branch.

     3c. The Branch office will not open any accounts with vendors or banks using Skofed's name unless given direct written permission by an officer of the company. All accounts not in the company s name will be opened in the name of the responsible party or company signing this agreement.

4.   DURATION AND TERMINATION OF EMPLOYMENT; LICENSE TRANSFER

     1a. This agreement shall be in effect from the date hereof, shall be an "at will" employment relationship until terminated by either party via thirty (30) days written notice to the other party.

     2b. In the event Branch is terminated or resigns for any reason, it is agreed and understood that all loans the Branch may have taken during its association with Skofed shall remain the property if Skofed. All these loans will be closed by Skofed.

     3c. Skofed may immediately terminate Branch's employment for "cause". For purposes of this agreement, "cause" shall mean: (1) failure of the Branch to carry out duties as set forth in Section One; (2) violation of any portion of the of the policy statement; (3) violation of any HUD, VA, federal or state regulations or the relations of any other governmental agency or investor; and (4) Branch's conviction for any fraud.

     4d. If notice of termination is given in accordance with Section 4 hereof, branch shall be entitled to all compensation less any costs on wind up accrued through the termination date. Compensation shall be determined by an accounting, which shall be performed within forty-five (45) days after the termination date, and sums payable shall be paid fifteen
          (15) days after completion of said audit/ accounting.

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     5e.  Following termination for either "cause" or notice of termination of employment (as set forth in Section 4) be with the HUD or Skofed, the Branch Manager shall fully cooperate with Skofed in all matters relating to the winding up of the Branch's pending work on behalf of Skofed and the orderly transfer of such Pending work on behalf of Skofed and the orderly transfer of such pending work To other employees of Skofed as are designated by Skofed, will be entitled to Full time services of the Branch during all or any party of the sixty
          (60) day period following termination. Said expenses shall include, but not be limited to, expenses incurred in hiring other individuals to carry out the remainder of the Branch Manager's duties and responsibilities.

IN WITNESS WHEREOF each of the parties to this Agreement has executed this Agreement on the date which appears in the opening paragraph.


SKOFED MORTGAGE FUNDING CORPORATION
2320 Paseo Del Prado Building B Suite 101
Las Vegas, Nevada 89102




/s/                                         /s/
   -------------------------------              --------------------------------
   Bob Barcelon                                 Nick Mallas
   Branch Manager                               President/CEO




FEE ADDENDUM
Flood Cert.     $ 26.00
Wire Fee        $ 50.00
Tax Serv.       $ 79.00
Processing      $395.00








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ADDENDUM A

                             INDEPENDENT CONTRACTOR
                             ----------------------


 COMMISSION SPLIT:          IN HOUSE (closed by SKOFED)
 ----------------

             Loan closing per month up to $500,000.00 -- 75%/25%
             Loan closing per month after $500,000.00 -- 80%/20%

             For example: (based on a 1% origination only)

             1.   Monthly total is $500,000.00 $500,000.00 x 1% = $5000.00 x
                  75% = $3750.00

             2.   Monthly total is $550,000.00

                  $500,000.00 x 1% = $5000.00 x 75% = $3750.00
                  $ 50,000.00 x 1% = $ 500.00 x 80% = $ 400.00 = total $4150.00

Percentages are based on total fees collected after all charges are paid. Fees include origination points, discount points, rebate, SRPs, not to exceed 4% of loan amount. Independent Contractor acknowledges the fees below, which are a cost of closing the loan.

                                 In house fees:
                                 --------------

                           $350.00 Administration Fee
                           $ 79.00 Tax Service
                           $ 26.00 Flood Certificate
                           $ 50.00 Wire Fee
                           $395.00 Processing
                           $900.00 Total


COMMISSION SPLIT:      BROKERED LOANS (i.e. Wells Fargo, Long Beach, etc.)
-----------------
                       The percentage split shall remain the same as above.

Brokered loan fees:    $650.00 Administration to include $395.00 Processing Fee
------------------


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In addition, Independent Contractor acknowledges that fees charged by the lender
(Wells Fargo etc.) are in addition to those fees stated above.

PAY PERIOD: Loan commissions will be issued within 24-48 hours after receipt of check(s) and HUD 1, provided any outstanding conditions have been met.


**PLEASE NOTE: Fees quoted above may be increased at a later date with notice.

PAYMENT OF FEE Independent Contractor shall be responsible for collecting any up front fees including but not limited to, credit report and appraisal. Said fees will be deducted from Independent Contractor's gross commission if not collected. Independent Contractor shall a sign a responsibility agreement with credit bureau to insure payment of any credit reports ordered but not collected from borrower (or at closing).


Independent Contractor Signature Date       Manager Signature Date